EXHIBIT 99.B

Finance Update
ep
s	$17.0 billion of debt, net of cash, at September 30, 2004
s	- Down from $21.9 billion at September 30, 2003
s	Filed 2003 10-K and first and second quarter 2004 10-Qs
s	New credit facilities offer lower rates and longer term
s	Liquidity strengthening with asset sales
s	Commodity prices boosting cash flow

New Secured Credit Facilities
				ep
$ Millions

	Revolver*	Term Loan B*	L/C Facility*

Facility size	$1,000	$1,250	$750

Maturity	3 yrs	5 yrs	5 yrs

Use of facilities
- Liability management	$ -	$1,019	-
- Repayment of Lakeside transaction, currently	-	231	-
- Issuance of letters of credit, currently	434	-	750
Total	$434	$1,250	$750

*Documented as one facility

Liquidity Update
			ep
$ Billions

	Sep. 30, 2004	Nov. 30 2004
Available cash*	$1.5	$2.1

Revolver capacity	1.8	0.6

Total liquidity	$3.3	$2.7

*The company defines readily available cash as cash on deposit or held in short-term investments that is easily accessible for general corporate purposes